                                 DONNKENNY, INC.
                                  1411 BROADWAY
                            NEW YORK, NEW YORK 10018
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              ---------------------
                                                              September 27, 1999


TO THE STOCKHOLDERS OF
     DONNKENNY, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Donnkenny, Inc. (the "Company") will be held at The Princeton Club of New York, 15 West 43rd Street, New York, New York at 9:30 a.m. local time, on November 11, 1999, for the following purposes:

     1. To elect the Board of Directors to serve until the next subsequent annual meeting.

     2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders are invited to attend the meeting. Only stockholders of record at the close of business on September 24, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


                                        By Order of the Board of Directors,




                                        BEVERLY EICHEL
                                        Secretary

                         DONNKENNY, INC. 1411 BROADWAY
                           NEW YORK, NEW YORK 10018
                                (212) 730-7770

                              ------------------

                                PROXY STATEMENT

                              ------------------

     The accompanying proxy is solicited by the Board of Directors of Donnkenny, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at 9:30 a.m. local time on November 11, 1999 at The Princeton Club of New York, 15 West 43rd Street, New York, New York and any postponement or adjournment thereof. At the Annual Meeting, stockholders of the Company will be asked to approve each of the proposals listed in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains details on these matters and we urge you to give it your attention.

                                VOTING OF PROXIES

     The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra remuneration, may also solicit proxies by telefax, by telephone, and in person. In addition to mailing copies of this material to stockholders, the Company may request persons who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request the authority for execution of the proxies, and the Company may reimburse them for their expenses in connection therewith.

     When a proxy is received, properly executed, prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the terms thereof and the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company, and in accordance with the proxy-holder's discretion as to any other matters raised at the Annual Meeting.

     A stockholder who has executed a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later-dated proxy reflecting contrary instructions, or appearing at the Annual Meeting and taking appropriate steps to vote in person. The approval of a plurality of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for the adoption of such matters. Abstentions with respect to any matter submitted for stockholder approval at this Annual Meeting are treated as shares present and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or the shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but are counted for quorum purposes.

     At the close of business on September 24, 1999, 14,229,540 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share held on all matters that come before the meeting. Only stockholders of record at the close of business on September 24, 1999 are entitled to notice of and vote at the meeting. The holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting, whether present in person or represented by proxy, shall constitute a quorum.

     This proxy material is first being mailed to stockholders on or about September 30, 1999.

                        PROPOSAL 1 ELECTION OF DIRECTORS

     The by-laws of the Company provide for a Board of Directors of not fewer than two nor more than ten members. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. On August 26, 1999, the Board of Directors adopted a resolution which established the size of the Board of Directors at seven members effective on November 11, 1999. It is proposed to elect seven directors to serve until the Annual Meeting of Stockholders in 2000 and until their respective successors have been elected and qualified. All of the nominees currently serve on the Board of Directors. Robert
H. Cohen and Robert H. Martinsen, who are presently serving as directors of the Company, are not standing for re-election.

     The persons named in the accompanying proxy intend to vote for the election as directors of the seven nominees listed herein, unless contrary instructions are given. All of the nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF EACH NOMINEE FOR ELECTION AS DIRECTOR.

     The following table sets forth certain information with respect to each person nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by the nominees. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.


NAME OF NOMINEE                          AGE     DIRECTOR SINCE
---------------                          ---     --------------
Harvey A. Appelle ...................    54          1989
Lynn Siemers-Cross ..................    40          1997
Herbert L. Ash ......................    57          1997
Sheridan C. Biggs ...................    65          1997
James W. Crystal ....................    61          1993
Harvey Horowitz .....................    56          1994
Daniel H. Levy ......................    56          1997

----------

NOMINATED DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     HARVEY A. APPELLE, a director of the Company, was appointed Chairman of the Board and Chief Executive Officer of the Company on December 19, 1996. Mr. Appelle has been the President of HarGil Capital Associates Ltd., a private investment firm, since 1994. From 1983 to 1993, he was a Managing Director of the Investment Banking Division of Merrill Lynch Pierce Fenner & Smith Inc. and a Senior Vice President of Merrill Lynch Interfunding Inc.

     LYNN SIEMERS-CROSS, a director of the Company, became President and Chief Operating Officer of the Company on April 14, 1997. Prior thereto, for more than five years, she was President of the Oak Hill Division of the Company.

     BEVERLY EICHEL, has been Executive Vice President and Chief Financial Officer of the Company since October 1998. Prior thereto, she was Executive Vice President and Chief Financial Officer of Danskin, Inc. from June 1992 to September 1998 and had been its Corporate Controller from October 1987 to June 1992. Ms. Eichel also serves as Secretary of the Company. Ms. Eichel is 41 years old.

     HERBERT L. ASH, a director of the Company, was a partner at the law firm of Hahn & Hessen, LLP, Attorneys, since 1972 having become counsel to that firm as of January 1, 1999. Mr. Ash has been a director of Hampton Industries, Inc., a manufacturer of apparel, since 1994. He is also a Trustee of the National Jewish Medical and Research Center, Denver, Colorado.

     SHERIDAN C. BIGGS, a director of the Company, is Executive-in-Residence at the Graduate Management Institute at Union College. Prior to that, he was a senior partner of Price Waterhouse, the accounting and consulting firm; he was with that firm for thirty-one years until his retirement in 1994. During his career at Price Waterhouse, Mr. Biggs served as a Vice Chairman and member of the firm's management committee.

     JAMES W. CRYSTAL, a director of the Company, has been President since 1978, and Chairman of the Board since 1989, of Frank Crystal & Co., Inc., international insurance brokers.

     HARVEY HOROWITZ, a director of the Company, is engaged in the private practice of law and has been a consultant to the Company since February 28, 1998. From October 1, 1996 to February 28, 1998, Mr. Horowitz was Vice President and General Counsel of the Company. Prior thereto, for more than five years, he was a partner of the law firm Squadron, Ellenoff, Plesent & Sheinfeld, LLP.

     DANIEL H. LEVY, a director of the Company, has been a principal of and consultant to LBK Consulting Inc., a retail consulting business, since January, 1997 and during the period from 1994 to April, 1996. From April, 1996 through January, 1997, he served as Chairman of the Board and Chief Executive Officer of Best Products, Inc., a retail sales company which filed for bankruptcy in September, 1996. From 1993 through 1994, Mr. Levy served as Chairman of the Board and Chief Executive Officer of Conran's, a retail home furnishings company. From 1991 to 1993, he was Vice Chairman and Chief Operating Officer of Montgomery Ward, a retail sales company. Mr. Levy is a director Whitehall Jewelers, Inc. and Phar-Mor, Inc.

COMMITTEES OF THE BOARD; BOARD MEETINGS

     The Board of Directors has standing Audit, Compensation and Nominating Committees. Generally, the members of each committee are appointed by the Board of Directors for a term beginning with the first regular meeting of the Board of Directors following the Annual Meeting and until their respective successors are elected and qualified. The Board of Directors, however, may change the composition of any committee at any time.

     The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It has the responsibility for recommending annually to the Board of Directors the independent auditors to be retained by the Company and reviewing with the officers of the Company and its outside auditors the adequacy of the structure of the Company's financial organization, the implementation of its financial and accounting policies, and results of the audit. The Audit Committee met formally on six occasions during the fiscal year ended December 31, 1998 ("Fiscal 1998") and had informal conferences during such year. During Fiscal 1998, Sheridan Biggs, Herbert Ash, Robert Cohen and James Crystal served on the Audit Committee.

     The Compensation Committee has responsibility for reviewing and approving remuneration arrangements for directors and executive officers and for allocating bonuses and recommending new executive compensation plans in which the officers and directors are eligible to participate. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's stock option and restricted stock plans and has sole authority to set the terms of and grant options pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan. The Compensation Committee met on three occasions during Fiscal 1998. During Fiscal 1998, Herbert L. Ash, James W. Crystal and Daniel H. Levy served on the Compensation Committee.

     The Nominating Committee investigates and reviews the qualifications of candidates to serve on the Board of Directors and recommends nominees to the Board of Directors. It is not the current practice of the Nominating Committee to accept nominees recommended by stockholders. The Nominating Committee met on one occasion during Fiscal 1998. During Fiscal 1998, Robert Martinsen, Daniel Levy and Sheridan Biggs served on the Nominating Committee.

     During Fiscal 1998, the Board of Directors met on seven occasions. While serving as a director, each member of the Board of Directors attended more than 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which he was serving during the periods that he served as a director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of September 15, 1999, with respect to beneficial ownership of the Company's Common Stock by: (i) each of the Company's directors, (ii) each of the Company's Named Executive Officers, (iii) each person who is known by the Company beneficially to own more than 5% of the Company's Common Stock, and (iv) by all directors and executive officers who served as directors or executive officers as of September 15,1999 as a group. All information in the table below with respect to the Common Stock of the Company has been restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995. For purposes of the Proxy Statement, beneficial ownership is defined in accordance with 13d-3 under the Securities Exchange Act of 1934, as amended and means generally the power to vote or dispose of the securities, regardless of any economic interest therein.




NAME AND ADDRESS                               COMMON STOCK
OF BENEFICIAL OWNER                       BENEFICIALLY OWNED (1)     PERCENTAGE OWNED
--------------------------------------   ------------------------   -----------------
Amber Arbitrage LDC
 c/o Custom House Fund Management
 Limited
 31 Kildare Sheet
 Dublin 2, Ireland                              2,322,450(2)               16.3%
Putnam Investments, Inc.
 1 Post Office Square
 Boston, MA 02109                               1,296,350(3)                9.1%
Harvey A. Appelle                                 407,100(4)                2.9%
Lynn Siemers-Cross                                214,700(5)                1.5%
Herbert L. Ash                                     21,500(6)                  *
Sheridan C. Biggs                                  21,000(7)                  *
Robert H. Cohen                                    21,000(8)                  *
James W. Crystal                                   33,500(9)                  *
Harvey Horowitz                                    30,000(10)                 *
Daniel H. Levy                                     25,000(11)                 *
Stuart S. Levy                                      5,000(12)                 *
Robert H. Martinsen                                53,000(13)                 *
All directors and officers as a group
 (10 persons)                                     831,800                   5.9%

----------
* Less than 1%.

(1) Percentage to be based on the number of shares of Common Stock outstanding as of September 15, 1999.

(2) Based on information contained in Schedule 13G filed with the Company on May 13, 1998.

(3) Based on information contained in Schedule 13G/A filed with the Company on February 4, 1999. Includes shares held by Putman Investment Management, Inc. and Putman Advisory Company, Inc.

(4) Includes 22,500 shares underlying currently exercisable stock options which have been granted to Harvey A. Appelle pursuant to the Company's 1994 Non-Employee Director Option Plan, 150,000 shares underlying currently exercisable stock options which have been granted to Mr. Appelle pursuant to his employment agreement, 30,000 vested shares out of 150,000 restricted shares granted to Mr. Appelle pursuant to his employment agreement and 69,600 shares of stock issued to him as part of Fiscal 1997 compensation. The above does not include 120,000 shares of restricted stock pursuant to Mr. Appelle's employment agreement, which become vested on March 31, 2000. Also not included are 100,000 options issued as part of Fiscal 1998 compensation, which are exercisable after September 15, 1999 and will become exercisable on various dates through the year 2004.

(5) Includes 4,500 shares of underlying options which have been granted on April 19, 1996 to Lynn Siemers-Cross pursuant to the Company's 1992 Stock Option Plan and 150,000 shares underlying options which have been granted pursuant to Ms. Siemers-Cross' employment agreement, 30,000 vested shares out of 150,000 restricted shares granted to Ms. Siemers-Cross' pursuant to her employment agreement and 25,000 shares of stock issued as part of Fiscal 1997 compensation. The above does not include 120,000 of restricted stock pursuant to Ms. Siemers-Cross' employment agreement, which become vested on March 31, 2000. Also not included are 3,000 options which have been granted on April 19, 1996 and 100,000 options issued as part of Fiscal 1998 compensation which are exercisable after September 15, 1999 and will become exercisable on various dates through the year 2004.

(6) Includes 20,000 shares underlying options which have been granted to Herbert L. Ash pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(7) Includes 20,000 shares underlying options which have been granted to Sheridan C. Biggs pursuant to the Company's 1994 Non-Employee Director Option Plan. Also includes 1,000 shares held by Mr. Biggs.

(8) Includes 20,000 shares underlying options which have been granted to Robert H. Cohen pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(9)   Includes 32,500 shares underlying options which have been granted to James
      W. Crystal pursuant to the Company's 1994 Non Employee Director Option Plan. Such options are currently exercisable.

(10) Includes 30,000 shares underlying options which have been granted to Harvey Horowitz pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(11) Includes 20,000 shares underlying options which have been granted to Daniel H. Levy pursuant to the Company's 1994 Non Employee Director Option Plan. Such options are currently exercisable.

(12) Includes 5,000 shares which were granted pursuant to Stuart S. Levy's employment agreement.

(13) Includes 20,000 shares underlying options which have been granted to Robert H. Martinsen pursuant to the Company's 1994 Non Employee Director Option Plan. Also includes 11,000 shares held by Mr. Martinsen's spouse. Such options are currently exercisable.

                            EXECUTIVE COMPENSATION

     The following table sets forth compensation paid for the fiscal years ended December 31, 1998, December 31, 1997, and December 31, 1996 to those persons who were, at December 31, 1998 (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). The information in the following tables with respect to the number of shares of Common Stock underlying options, option exercise prices and the number of shares of Common Stock acquired upon the exercise of options has been retroactively restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 (the "Stock Split").

                          SUMMARY COMPENSATION TABLE

                                                                            ------------------------------
                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                   ANNUAL COMPENSATION                  AWARDS
                                               -----------------------------------------------------------------------------
                                                                                               SECURITIES       ALL OTHER
                                      FISCAL                                  RESTRICTED       UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR        SALARY        BONUS       STOCK AWARDS     OPTIONS/SARS         (1)
----------------------------------------------------------------------------------------------------------------------------
Harvey A. Appelle (2)(6)
 Chairman of the Board and Chief     1998       $402,652                                                      $ 2,880
 Executive Officer                   1997       400,000        $174,000        $440,625           50,000        2,880
Lynn Siemers-Cross (4)(7)
 President and Chief Operating       1998       $502,550                                                      $ 1,020
 Officer                             1997       500,000        $212,500        $440,625           50,000         660
Beverly Eichel (8)
 Executive Vice President and
 Chief Financial Officer             1998       $ 63,462       $ 50,000                          150,000      $   255
Harvey Horowitz (2)(5)               1998       $ 70,442
 Vice President and General          1997        405,000                                                      $   750
 Counsel                             1996       124,444                                                       2,880
Stuart S. Levy (2)(3)                1998       $240,526
 Vice President -- Finance and       1997        361,667                                                      $ 2,634
 Chief Financial Officer             1996        31,667        $ 25,000        $ 14,650                       11,000

----------

(1) Represents insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to term life insurance for the benefit of the Named Executive Officer.

(2)   This individual became an Executive Officer of the Company in 1996.

(3) On November 4, 1997, this individual's salary increased to $350,000 per annum. Compensation for 1998 represents salary through August 1998, the date of his resignation.

(4)   This individual became an Executive Officer of the Company in 1997.

(5) This individual resigned his office as Vice President on February 28, 1998 and entered into a two-year consulting agreement with the Company.

(6)   Bonus for 1997 was paid in 69,600 shares of common stock.

(7) Bonus for 1997 was a $150,000 cash payment and 25,000 shares of common stock.

(8) This individual became an Executive Officer of the Company in 1998. Annual compensation represents prorated compensation from date of hire in October 1998 and a signing bonus paid in connection with the execution of her employment agreement with the Company.

                           1998 STOCK OPTIONS GRANTS

     The Company strives to distribute stock option awards broadly throughout the organization. Stock option awards are based on the individual's position and contribution to the Company. The Company's long term performance ultimately determines compensation from stock options because stock option value is entirely dependent on the long term growth of the Company's common stock price.

     The following table sets forth certain information concerning options granted to the Chief Executive Officer and the Named Executive Officers during Fiscal 1998, including information concerning the potential realizable value of such options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED ANNUAL
                                                                                               RATES OF STOCK
                                                                                             PRICE APPRECIATION
                                                  INDIVIDUAL GRANTS                            OPTION TERM (1)
                                    ----------------------------------------------   -----------------------------------
                                      NUMBER OF
                                     SECURITIES        % OF TOTAL        EXERCISE
                                     UNDERLYING       # OF OPTIONS      PRICE (3)     EXPIRATION
NAME                                 OPTION (#)     GRANTED IN 1998       ($/SH)         DATE        5%($)       10%($)
----                                 ----------     ---------------       ------         ----        -----       ------
Harvey Appelle ..................
Lynn Siemers-Cross ..............
Herbert L. Ash (2) ..............        5,000             .93%            2.8750      7/28/08       9,040       22,910
Sheridan C. Biggs (2) ...........        5,000             .93%            2.8750      7/28/08       9,040       22,910
Robert H. Cohen (2) .............        5,000             .93%            2.8750      7/28/08       9,040       22,910
James W. Crystal (2) ............        5,000             .93%            2.8750      7/28/08       9,040       22,910
Beverly Eichel (4) ..............      150,000           28.04%            1.0000     10/13/08      94,334      239,061
Harvey Horowitz (2) .............        5,000             .93%            2.8750      7/28/08       9,040       22,910
Daniel H. Levy (2) ..............        5,000             .93%            2.8750      7/28/08       9,040       22,910
Robert H. Martinsen (2) .........        5,000             .93%            2.8750      7/28/08       9,040       22,910

----------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Represents options granted to Messrs. Ash, Biggs, Cohen, Crystal, Horowitz, Levy and Martinsen as directors pursuant to the Company's 1994 Non-Employee Director Option Plan.

(3) All options were granted at an exercise price equal to the market value of the Company's common stock on the date of grant.

(4)   Options were granted pursuant to Ms. Eichel's employment agreement.

                                AGGREGATE OPTION
                        EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR ENDED OPTION VALUES(1)




                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARES                       OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                 ACQUIRED                   DECEMBER 31, 1998          DECEMBER 31, 1998 (2)
                               ON EXERCISE    VALUE   ----------------------------- ----------------------------
                                   (#)       REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              ------------- --------- ------------- --------------- ------------- --------------
Harvey Appelle (3) .......... 0             0            137,500         35,000     0                       0
Lynn Siemers-Cross (4) ...... 0             0            115,000         35,000     0                       0
Herbert L. Ash .............. 0             0             20,000              0     0                       0
Sheridan C. Biggs ........... 0             0             20,000              0     0                       0
Robert H. Cohen ............. 0             0             20,000              0     0                       0
James W. Crystal ............ 0             0             32,500              0     0                       0
Harvey Horowitz ............. 0             0             27,500              0     0                       0
Daniel H. Levy .............. 0             0             20,000              0     0                       0
Robert H. Martinsen ......... 0             0             20,000              0     0                       0
Beverly Eichel (4) .......... 0             0                  0        150,000     0                $131,250

----------
(1) All options were granted at an exercise price equal to market value of the common stock on the date of grant.

(2) Amount reflects the market value of the underlying shares of common stock at the closing sales price reported on the Nasdaq National Market on December 31, 1998 ($1 7/8) per share.

(3) Represents 22,500 options granted to Mr. Appelle under the Company's 1994 Non-Employee Director Option Plan and 115,000 options granted to him in connection with the execution of his employment agreement.

(4) All options were granted in connection with the execution of her employment agreement.

EMPLOYMENT AGREEMENTS

Harvey Appelle

     On June 12, 1997, Mr. Appelle entered into a three-year employment agreement with the Company to serve as its Chairman of the Board and Chief Executive Officer. The agreement provides for a base annual salary of $400,000 for the first two years of the term and of $500,000 for the third year of the term, as well as a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee of the Board, as well as certain insurance and other benefits.

     In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Mr. Appelle 150,000 restricted shares and options to purchase an aggregate of 150,000 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

     The agreement provides that in the event Mr. Appelle's employment is terminated (except in certain limited circumstances) following a change in control of the Company, Mr. Appelle will have the right to receive severance benefits equal to three times the sum of his last annual salary inclusive of performance bonus (but not incentive bonus).

Lynn Siemers-Cross

     On June 12, 1997, Ms. Siemers-Cross entered into a four-year employment agreement with the Company to serve as its President and Chief Operating Officer. The agreement provides for a base annual salary of $500,000, a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee, but not less than $150,000 for Fiscal 1997, as well as certain insurance and other benefits.

     In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Ms. Siemers-Cross 150,000 restricted shares and options to purchase an aggregate of 150,000 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

     The agreement provides that in the event Ms. Siemers-Cross' employment is terminated (except in certain limited circumstances) following a change in control of the Company, Ms. Siemers-Cross will have the right to receive severance benefits equal to three times the sum of her last annual salary inclusive of performance bonus (but not incentive bonus).

Harvey Horowitz

     On February 28, 1998, Mr. Horowitz entered into a two-year consulting agreement with the Company, which agreement superseded Mr. Horowitz's employment agreement with the Company dated September 5, 1996. Under the new agreement, Mr. Horowitz agrees to provide certain consulting services to the Company and its officers with respect to legal matters arising out of the business affairs of the Company. The new agreement provides for monthly payments to be made by the Company to Mr. Horowitz equal to $35,000 for March 1998, $30,000 per month thereafter for the balance of calendar year 1998, and $25,000 per month throughout calendar year 1999. Mr. Horowitz will continue to receive certain insurance and other benefits.

Beverly Eichel

     On September 28, 1998, Ms. Eichel entered into a two-year employment agreement the Company to serve as Executive Vice President and Chief Financial Officer, providing for a base salary of $275,000 per annum and a one time signing bonus of $50,000. The agreement provides for a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee of the Board, as well as certain insurance benefits.

     In addition, in connection with the commencement dates the agreement provides for the grant of options to purchase 150,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant, vesting over three years.

     The agreement provides that in the event Ms. Eichel's employment is terminated (except in certain limited circumstances) following a change in control of the Company, Ms. Eichel will have the right to receive severance benefits equal to one and one half times the sum of the last annual salary inclusive of performance bonus.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, including compensation awarded pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan. Herbert L. Ash, James W. Crystal and Daniel H. Levy presently serve on the Compensation Committee.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     The Company's executive compensation policies are intended (1) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize shareholder returns, (2) to afford appropriate incentives for executives to produce sustained superior performance, and (3) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Together, these components link each executive's compensation directly to individual and Company performance.

     Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership and potential contribution to the success of the Company. Actual salaries vary based on the Compensation Committee's subjective assessment of the individual executive's performance and the Company's performance.

     Bonuses. Executive officers are eligible to receive cash bonuses based on the Compensation Committee's subjective assessment of each respective executive's individual performance and the performance of the Company. In its evaluation of executive officers and the determination of incentive bonuses, the Compensation Committee does not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Compensation Committee makes its determination in each case after considering the factors it deems relevant, which may include consequences for performance that is below expectations.

     Stock Options. Stock options are granted at the fair market value of the Common Stock on the date of grant. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

     In determining the size of individual option grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding stock options is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

     Restricted Stock. Restricted stock awards are granted at prices (or for no consideration) as determined by the Compensation Committee. The restricted stock awards are intended to attract and retain the services or advice of quality employees, officers, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

     In determining the size of individual restricted stock grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of restricted stock, and the range of potential compensation levels that the restricted stock awards may yield. The number and timing of restricted stock grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of restricted stock awards, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding restricted stock is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of restricted stock to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

     In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. These changes in the tax laws will apply to the compensation to be paid to executive officers of the Company in Fiscal 1999. The Compensation Committee believes that the compensation paid by the Company in Fiscal 1999 will not result in any material loss of tax deductions for the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR FISCAL 1998

     Harvey A. Appelle was appointed Chairman of the Board and Chief Executive Officer of the Company on December 19, 1996. On June 12, 1997, Mr. Appelle entered into a three-year employment agreement to serve in such capacities. (See "Employment Agreements.") Pursuant to this agreement, Mr. Appelle will receive an annual salary of $400,000 for the first two years of the term, and is to receive $500,000 for the third year of the term, as well as a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee, as well as certain insurance and other benefits. In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Mr. Appelle 150,000 restricted shares and options to purchase an aggregate of 150,000 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

     As a performance bonus for 1998, the Compensation Committee awarded options to purchase 100,000 shares of the Company's common stock to Mr. Appelle. The award was made under the Company's 1992 Stock Option Plan and had an exercise price of $1.19 per share. The size of the award was based on the Compensation Committee's subjective assessment of his performance, which included the achievement of certain of the Company's objectives in 1998.

                            COMPENSATION COMMITTEE
                            ----------------------
                                Herbert L. Ash
                               James W. Crystal
                                Daniel H. Levy


DIRECTOR FEES

     Each non-employee director of the Company receives a fee of $20,000 per year for serving as director, as well as meeting and committee fees and reimbursement for out-of-pocket expenses incurred in connection with his services. Pursuant to the 1994 Non-Employee Director Stock Option Plan, each non-employee director is issued an option to purchase 15,000 shares of Common Stock upon becoming a director of the Company, and an option to purchase 5,000 additional shares each successive year in which such director is re-elected to the Board of Directors. Such options are granted each year on the date of the Company's annual meeting at an exercise price equal to the closing sale price of the Common Stock on the Nasdaq National Market on such date. By their terms Director's options are exercisable immediately after their grant. Directors who are also executive officers of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1998, the members of the Compensation Committee were Herbert L. Ash, James Crystal and Daniel H. Levy.

     Herbert L. Ash, Esq., is counsel to the law firm of Hahn & Hessen, LLP, which provided certain legal services to the Company. James Crystal is Chairman and President of Frank Crystal & Company, Inc., which provides insurance brokerage services to the Company. Frank Crystal & Company, Inc., received approximately $169,000 in commissions during 1998 for services rendered to the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, during Fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with; except Form 5, for the Chief Executive Officer and Chief Operating Officer were filed late on one occasion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Herbert L. Ash, Esq., is counsel to the law firm of Hahn & Hessen, LLP, which provided certain legal services to the Company. James Crystal is Chairman and President of Frank Crystal & Company, Inc., which provides insurance brokerage services to the Company. Frank Crystal & Company, Inc., received approximately $169,000 in commissions during 1998 for services rendered to the Company.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative stockholder return of the Company from the Company's initial public offering on June 17, 1993 through December 31, 1998 to the cumulative stockholder return of (a) the S&P 500 Composite Index and (b) the S&P Textiles Index based on an assumed investment of $100 on June 17, 1993 and in each case assuming reinvestment of all dividends, if any. The information in the following table reflects the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 (the "Stock Split").

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                  FOR THE PERIOD FROM 6/17/93 THROUGH 12/31/98
                    AMONG DONNKENNY, INC., THE S&P 500 INDEX
                      AND THE S&P TEXTILES (APPAREL) INDEX


                                                                   TOTAL RETURN--DATA SUMMARY
                                                                    CUMULATIVE TOTAL RETURN
                                     --------------------------------------------------------------------------------------
                                      6/17/93     12/04/93     12/03/94     12/02/95     12/31/96     12/31/97     12/31/98
                                     ---------   ----------   ----------   ----------   ----------   ----------   ---------
DONNKENNY, INC. ..................    100            137          101          241            67           39          20
S & P 500 ........................    100            104          105          144           181          241         297
S & P TEXTILES (APPAREL) .........    100             83           87           89           105          113         118



       *$100 INVESTED ON 6/17/93 IN STOCK AND S & P 500 OR ON 5/31/93 IN S & P TEXTILES (APPAREL) -- INCLUDING REINVESTMENT OF DIVIDENDS.



----------
(1) With respect to the S&P Textiles Index, which is produced on a month-end basis, the points on the graph reflect the value of the index on May 31, 1993, November 30, 1993, November 30, 1994, November 30, 1995, December 31, 1996, December 31, 1997, and December 31, 1998, the dates of the last day of the month preceding the date of the initial public offering date and the dates of the 1993, 1994, 1995, 1996, 1997 and 1998 Fiscal year-ends, respectively.

                                                                   TOTAL RETURN--DATA SUMMARY
                                                                    CUMULATIVE TOTAL RETURN
                                     --------------------------------------------------------------------------------------
                                      6/17/93     12/04/93     12/03/94     12/02/95     12/31/96     12/31/97     12/31/98
                                     ---------   ----------   ----------   ----------   ----------   ----------   ---------
DONNKENNY, INC. ..................    100            137          101          241            67           39          20
S & P 500 ........................    100            104          105          144           181          241         297
S & P TEXTILES (APPAREL) .........    100             83           87           89           105          113         118

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     On November 4, 1996, the Company's then auditors, KPMG Peat Marwick LLP ("KPMG"), informed the Company that they were resigning. They informed the Company that they would no longer be able to rely on representations of financial management and that they did not have access to sufficient, credible information from others within the Company to enable them to continue as auditors. KPMG had expressed no disagreement with the Company during the two most recent fiscal years and subsequent interim period on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to KPMG's satisfaction, would have caused them to make reference in connection with its reports to the subject matter of disagreement. In addition, KPMG's reports on the Company's financial statements for such fiscal periods contained no adverse opinion or disclaimers of opinion nor were such reports qualified or modified as to uncertainty of audit scope or accounting principles.

     On December 17, 1996, on the recommendation of its Audit Committee, the Company engaged Deloitte & Touche LLP to serve as its new auditors to examine the Company's consolidated financial statements for the fiscal years 1994 through 1997 and to render other professional services as required. Such appointment was ratified by the Company's stockholders on July 30, 1997.

     The appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999 is being submitted to stockholders for ratification.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended December 31, 1998 is being mailed to stockholders with this proxy statement.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 2000 Annual Meeting must be received by the Company at its offices at 1411 Broadway, New York, New York 10018, no later than May 31, 2000 in order to be included in the proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Securities and Exchange Commission rules and regulations.

OTHER MATTERS

     The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

     THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO DONNKENNY, INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018.
ATTENTION: CORPORATE SECRETARY.


                                        By Order of the Board of Directors
                                        Beverly Eichel
                                        Secretary
New York, New York
September 27, 1999

                                      PROXY

                                 DONNKENNY, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 11, 1999

The undersigned hereby appoints Harvey A. Appelle and Lynn Siemers-Cross, or either of them, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Donnkenny, Inc.

                         (TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, OR IF NO INSTRUCTION IS GIVEN.

Please mark your votes as indicated in this example [X]

Election of the following nominees, as set forth in the proxy statement.

    FOR the nominees              WITHHELD
listed below (except as      AUTHORITY to vote for
 marked to the contrary      all nominees listed
         below)                     below

          [  ]                       [ ]

Harvey A. Appelle, James W. Crystal, Harvey Horowitz, Lynn Siemers-Cross, Herbert L. Ash, Sheridan C. Biggs and Daniel H. Levy.

or except vote withheld from the following nominee(s)

----------------------------------------------------------------------

2. To consider and act upon a proposal to approve ratification of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1999

            FOR  [ ]      AGAINST [ ]      ABSTAIN [ ]

3. In their discretion, to act upon such other matters as may properly come before the meeting or adjournment thereof.

Please mark, sign, date and return this proxy in the enclosed envelope. (Note:
Please sign exactly as your name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons, all should sign.)

Date:
     ---------------------------------

--------------------------------------
            Signature

Date:
     ---------------------------------

--------------------------------------
            Signature